Exhibit 99.1

Arcadia Biosciences (RKDA) Receives Termination Notice of the Proposed Business Combination with Roosevelt Resources

DALLAS, Texas (December 26, 2025) – Arcadia Biosciences, Inc.® (Nasdaq: RKDA), a producer and marketer of innovative wellness products, today announced that on December 24, 2025, it received a notice from Roosevelt Resources, LP, terminating the Securities Exchange Agreement between Arcadia and Roosevelt dated December 4, 2024, pursuant to the terms of the agreement. The agreement provided for a proposed business combination transaction between the two companies.

“In light of these circumstances, Arcadia will resume the process of evaluating strategic alternatives in order to create value for our shareholders.” said T.J. Schaefer, CEO of Arcadia.

Schaefer continued, “Over the last two-and-a-half years, we have streamlined our operations, significantly reduced our operating expenses and grown the Zola® coconut water brand while avoiding the use of long-term debt. We continue to own approximately 2.7 million shares of Above Food Ingredients Inc. common stock and believe we are entitled to additional consideration and compensation relating to our May 2024 sale of GoodWheatTM. We believe these assets, along with our Nasdaq public listing and our Zola business, should make Arcadia an attractive candidate for a merger or other strategic transaction.”

About Arcadia Biosciences, Inc.

Since 2002, Arcadia Biosciences (Nasdaq: RKDA) has been innovating high-value, healthy ingredients to meet consumer demands for healthier choices. With its roots in agricultural innovation, Arcadia cultivates next-generation wellness products. For more information, visit www.arcadiabio.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets, or future developments or otherwise are not statements of historical fact. These statements relate to future events or future results of operations, including, but not limited to statements concerning the following matters: the company’s anticipated financial position, cash needs and ability to continue operations; the company’s beliefs concerning its ability to pursue and enter into alternative strategic transactions and its attractiveness as a candidate for a strategic transaction; the company’s beliefs concerning its entitlement to additional shares of common stock of Above Foods Ingredients Inc. (ABVE) and concerning principal and interest payments owed by Above Foods Corp.; and the company’s

Exhibit 99.1

beliefs concerning the availability of adequate funding to support the company’s future operations from available cash resources, revenues from future sales of products, proceeds from sales of assets including shares of ABVE that it holds (if such shares may be sold pursuant to Rule 144 or otherwise), sale of equity or debt securities, or other transactions. Forward-looking statements concerning anticipated future activities assume that the company has sufficient funding to continue its operations and planned activities, which may not be the case. Arcadia will require additional funding in the near future to continue its operations and planned activities. There are no assurances that required funding will be available at all or will be available in sufficient amounts or on reasonable terms. The company may seek to raise additional funds through equity or debt financings. Any sale of additional equity securities could result in material dilution to company stockholders. If the company is not able to secure adequate additional funding, it could be required to reduce or suspend activities, liquidate assets, or initiate dissolution and liquidation or bankruptcy proceedings. In the event of such proceedings, Arcadia’s creditors would have first claim on the value of the company’s assets which, other than remaining cash, would most likely be liquidated in one or more transactions or a bankruptcy sale, and the common stock of Arcadia likely would have little or no value. Any of these actions would have a material adverse effect on its business, results of operations and financial condition. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause the company’s actual results to be materially different from the results anticipated by such forward-looking statements. Undue reliance should not be placed on any forward-looking statements. Risks and uncertainties relating to the company’s business and future prospects also include, but are not limited to, the risks set forth in filings that the company makes with the Securities and Exchange Commission (SEC) from time to time, including in Arcadia’s Annual Report on Form 10-K for the year ended December 31, 2024, as amended, quarterly reports on Form 10-Q filed with the SEC during the 2025 year, the registration statement on Form S-4 initially filed with the SEC on February 14, 2025 and amended July 31, 2025, and other filings that the company makes with the SEC, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. Further, any forward-looking statement speaks only as of the date as of which it was made, and except as required by law, Arcadia Biosciences, Inc. disclaims any obligation to update forward-looking statements or to reflect events or circumstances arising after the date of this press release.

Arcadia Biosciences Contact:

T.J. Schaefer

ir@arcadiabio.com

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